Exhibit 99.1

LSB INDUSTRIES, INC. REPORTS OPERATING RESULTS FOR THE 2026 THIRD QUARTER

OKLAHOMA CITY, Oklahoma—October 28, 2026—LSB Industries, Inc. (NYSE: LXU) (“LSB,” “we,” “us,” “our,” or the “Company”) today announced results for the third quarter ended September 30, 2026.

Third Quarter 2026 Results and Recent Highlights

•
Net sales of $158.6 million compared to $155.4 million in the third quarter of 2025
•
Net income of $16.3 million compared to net income of $7.1 million in the third quarter of 2025
•
Diluted EPS of $0.22 compared to diluted EPS of $0.10 for the third quarter of 2025
•
Adjusted EBITDA(1) of $62.3 million compared to $40.1 million in the third quarter of 2025
•
Total cash, cash equivalents and short-term investments of approximately $203.5 million and total debt of $442.2 million as of September 30, 2026

“We delivered another good quarter as we continue to advance the capability and reliability of our production facilities,” stated Mark Behrman, LSB Industries’ Chairman and Chief Executive Officer. “During the first nine months of 2026, each of our three facilities set new monthly production records, and we are on pace for record annual nitric acid and AN solution production this year. I’m proud of our employees for their focus and commitment to safe, reliable operations.

The initiatives we have been executing over the last three years are paying off as production levels following two major turnarounds completed this year have positioned LSB to meeting growing customer needs in a dynamic global environment. With customer demand remaining strong, combined with the internal initiatives we are executing on, we believe we are well positioned to continue our progress towards consistently delivering higher earnings and cash flow.”

(1) Adjusted EBITDA and EBITDA are non-GAAP financial measures. Please see the discussion below under the heading “Non-GAAP Reconciliations” and the reconciliations at the end of this release for additional information concerning these and other non-GAAP financial measures

Market Outlook

•
Industrial business is strong with positive market conditions:
o
Ammonium Nitrate (AN) demand remains strong, supported by continued mining-sector investment across North America and globally, as well as broader capital spending tied to AI-related infrastructure, data centers, power generation and electrification. Supply and demand fundamentals for AN remain favorable reflecting strong demand and disrupted industry supply. Over the medium-to-long term new mining and aggregate projects are expected to support demand for explosives used in copper and iron ore mining, quarrying and infrastructure
•
Global nitrogen supply remains disrupted:
o
Globally, ammonia prices remain above historical averages, but have moderated from first-half highs due in part to reduced demand from phosphate producers affected by constrained sulfur supply. High natural gas costs continue to challenge European production economics
o
Globally constrained urea supplies strengthened third-quarter pricing and supported higher UAN prices. Fall applications are expected to further support fourth-quarter demand
o
Other notable developments include:
▪
Continued Ukrainian attacks on Russian nitrogen plants, ports, and ships
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Escalation of conflicts in the Middle East, including between Saudi Arabia and the Houthis
•
Corn market dynamics support fertilizer demand:
o
USDA projects approximately 96.8 million planted acres of corn for the 2026/27 marketing season with global ending stocks projected to be at the lowest levels in over a decade supporting improved corn prices. We believe this improved pricing will support strong fertilizer application rates and we anticipate robust nitrogen demand through the fall 2026 and spring 2027 fertilizer application seasons

Third Quarter Results Overview

	Three Months Ended September 30,
	2026	2025	% Change
Product Sales	(In Thousands)
AN & Nitric Acid	$80,946	$57,522	41%
Urea ammonium nitrate (UAN)	20,206	51,423	(61)%
Ammonia	45,179	37,072	22%
Other	12,271	9,414	30%
Total net sales	$158,602	$155,431

Comparison of Third Quarter of 2026 to 2025:

•
Net sales for the third quarter increased compared to the third quarter of 2025, driven by higher selling prices and higher AN and nitric acid sales volumes. Strong industrial demand led us to partially shift production from UAN to AN, which reduced UAN sales volumes compared to the prior period. Ammonia and UAN sales volumes were also lower as a result of the planned turnaround at our Pryor facility, which commenced in the second quarter and was completed early in the third quarter.

The following tables provide key sales metrics for our products:

	Three Months Ended September 30,
Key Product Volumes (short tons sold)	2026	2025	% Change
AN & Nitric Acid	196,477	159,662	23%
Urea ammonium nitrate (UAN)	55,510	134,634	(59)%
Ammonia	79,940	86,322	(7)%
	331,927	380,618	(13)%

Average Selling Prices (price per short ton) (A)
AN & Nitric Acid	$365	$307	19%
Urea ammonium nitrate (UAN)	$316	$333	(5)%
Ammonia	$528	$400	32%

(A) Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons. Please see the discussion below under the heading “Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation” and the reconciliations at the end of this release for additional information concerning this financial measure.

	Three Months Ended September 30,
Average Benchmark Prices (price per ton)	2026	2025	% Change
Tampa Ammonia Benchmark	$622	$491	27%
NOLA UAN	$330	$336	(2)%

	Three Months Ended September 30,
	2026	2025	% Change
Input Costs
Average natural gas cost/MMBtu in cost of materials and other	$2.93	$3.10	(5)%

Low Carbon Ammonia Project Summary

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El Dorado Carbon Capture and Sequestration (CCS) Project
▪
In May 2026, we reached an agreement to assume full ownership of the project to capture and sequester CO2 at our El Dorado facility from Lapis Carbon Solutions. Completion of the project and commencement of CO₂ injections are conditioned on the U.S. Environmental Protection Agency’s (“EPA”) issuance of our Class VI permit. The EPA’s technical review of our resubmitted application is ongoing. Although the EPA’s published Class VI Permit Tracker currently reflects a potential operational date in the second half of 2027, based on our continued engagement with the EPA’s Region 6 office, we believe an earlier operational date is possible, depending on the timing of the EPA’s completion of its review
▪
We expect to capture and sequester between 400,000 and 500,000 metric tons of CO2 per year, which is expected to reduce our Scope 1 emissions by approximately 25%, and yield between 305,000 and 380,000 metric tons per year of low carbon ammonia
▪
The sequestered CO₂ generated from the facility's ammonia production is expected to qualify for the enhanced federal tax credit, currently $85 per metric ton of CO2, under Internal Revenue Code Section 45Q. Based on expected capture volumes, the Company estimates the project could generate approximately $25 million to $30 million of annual earnings when fully operational, net of CCS operating costs, over the 12-year credit period, subject to continued qualification
▪
Although the credits are expected to be recognized in earnings as they are earned, the timing of related cash inflows may vary depending on the tax credit monetization method selected. As a result, cash receipts may not coincide with earnings recognition
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A stratigraphic well was completed in June 2025 to provide data to support the EPA in its review of our Class VI application and we intend to use the completed stratigraphic well for CO2 injection once EPA approval is received

Conference Call

LSB’s management will host a conference call on Thursday, October 29, 2026 at 10:00 am ET / 9:00 am CT to discuss third quarter 2026 results and recent corporate developments. Participating in the call will be Chairman & Chief Executive Officer, Mark Behrman, Executive Vice President & Chief Financial Officer, Cheryl Maguire and Executive Vice President & Chief Commercial Officer, Damien Renwick. Interested parties may participate in the call by dialing (877) 407-6176 / (201) 689-8451. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call.

A webcast of the call, along with a slide presentation that coincides with management’s prepared remarks, will be available in the Investors section of LSB’s website, at www.lsbindustries.com. The webcast can be found under Events & Presentations. If you are unable to listen to the live call, the conference call webcast will be archived on LSB’s website.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, is committed to playing a leadership role in the production of low and no carbon products that build, feed and power the world. The LSB team is dedicated to building a culture of excellence in customer experiences as we currently deliver essential products across the agricultural and industrial end markets and, in the future, the energy markets. The company manufactures ammonia and ammonia-related products at facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma and operates a facility for a global chemical company in Baytown, Texas. Additional information about LSB can be found on our website at www.lsbindustries.com.

Forward-Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, include, but are not limited to, statements regarding: our business strategy; anticipated future operating results and operating expenses, cash flows, capital resources and liquidity; trends, opportunities and risks affecting our business, industry and financial results; our ability to successfully leverage our existing business platform and portfolio of assets to produce low carbon products; the timing for completion of the CCS project at our El Dorado facility, including receipt of Class VI permit approval by the EPA and any acceleration thereof; the cost and expected benefits of the CCS project; the impact of trade policy on our business; the availability of raw materials; production volumes at our production facilities; and the anticipated cost and timing of our capital projects, including turnarounds. Forward-looking statements can generally be identified by words or phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “may,” “plan,” “potential,” “should,” “would,” and similar words or phrases, as well as by discussions of strategy, plans or intentions. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or actual achievements to differ materially from the results, level of activity, performance or anticipated achievements expressed or implied by the forward-looking statements. Significant risks and uncertainties relate to, but are not limited to, business and market disruptions; market conditions and price volatility for our products and feedstocks; global and regional economic downturns that adversely affect the demand for our end-use products; disruptions in production at our manufacturing facilities; increased competitive pressures; our ability to fund the working capital and expansion of our businesses; recruiting and retaining skilled and qualified personnel; our ability to obtain necessary raw materials and purchased components; material increases in cost of raw materials; obtaining and maintaining necessary permits; and other financial, economic, competitive, environmental, political, legal and regulatory factors, including tariffs. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission, including but not limited to our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible for our management to predict all risks and uncertainties, nor can management assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Unless otherwise required by applicable laws, we undertake no obligation to update or revise any forward-looking statements, whether because of new information or future developments.

Company Contact: Cheryl Maguire, Executive Vice President & CFO (405) 510-3524 Investors@lsbindustries.com David Kimmel, Director of Communications (405) 815-4645 dkimmel@lsbindustries.com

LSB Industries, Inc.

Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(In Thousands, Except Per Share Amounts)
Net sales	$158,602	$155,431	$496,181	$450,159
Cost of sales	115,500	129,888	405,824	387,059
Gross profit	43,102	25,543	90,357	63,100

Selling, general and administrative expense	14,764	10,333	41,520	30,330
Other expense (income), net	1,531	(419)	1,616	2,180
Operating income	26,807	15,629	47,221	30,590
Interest expense, net	6,755	7,363	20,942	23,313
Loss on extinguishment of debt	—	—	—	59
Non-operating other income, net	(1,838)	(1,385)	(5,060)	(4,600)
Income before income taxes	21,890	9,651	31,339	11,818
Provision for income taxes	5,543	2,536	1,496	3,337
Net income	$16,347	$7,115	$29,843	$8,481

Net income per common share:
Basic:
Net income	$0.23	$0.10	$0.41	$0.12

Diluted:
Net income	$0.22	$0.10	$0.41	$0.12

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2026	December 31, 2025
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$37,696	$19,511
Short-term investments	165,775	128,960
Accounts receivable	57,847	57,609
Allowance for doubtful accounts	(391)	(401)
Accounts receivable, net	57,456	57,208
Inventories:
Finished goods	18,898	16,705
Raw materials	1,981	1,605
Total inventories	20,879	18,310
Supplies, prepaid items and other:
Prepaid insurance	1,481	12,588
Precious metals	21,457	14,538
Supplies	33,860	33,399
Other	3,366	5,380
Total supplies, prepaid items and other	60,164	65,905

Current assets held for sale	1,000	3,400
Total current assets	342,970	293,294

Property, plant and equipment, net	831,071	833,525

Other assets:
Operating lease assets	49,111	45,571
Intangible and other assets, net	1,368	1,149
Total other assets	50,479	46,720

Total assets	$1,224,520	$1,173,539

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2026	December 31, 2025
	(In Thousands)
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$68,933	$64,514
Short-term financing	—	10,686
Accrued and other liabilities	44,087	29,551
Current portion of long-term debt	888	760
Total current liabilities	113,908	105,511

Long-term debt, net	441,272	440,295

Noncurrent operating lease liabilities	40,175	37,668

Other noncurrent accrued and other liabilities	535	535

Deferred income taxes	70,524	69,557

Stockholders' equity:
Common stock, $.10 par value per share; 150 million shares authorized, 91.2 million shares issued	9,117	9,117
Capital in excess of par value	511,035	506,821
Retained earnings	262,118	232,275
	782,270	748,213
Less treasury stock, at cost:
Common stock, 19.2 million shares (19.5 million shares at December 31, 2025)	224,164	228,240
Total stockholders' equity	558,106	519,973
Total liabilities and stockholders’ equity	$1,224,520	$1,173,539

Non-GAAP Reconciliations

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present certain non-GAAP financial measures in this press release and on the related teleconference call.

EBITDA and Adjusted EBITDA Reconciliation

Management uses EBITDA and adjusted EBITDA as supplemental measures to review and assess the performance of our core business operations and for planning purposes. EBITDA is defined as net income (loss) plus interest expense and interest income, net, less gain on extinguishment of debt, plus depreciation and amortization (D&A) (which includes D&A of property, plant and equipment and amortization of intangible and other assets), plus provision (benefit) for income taxes. Adjusted EBITDA is reported to show the impact of non-cash stock-based compensation, non-routine specific legal costs or settlements, one time/non-cash or non-operating items, such as one-time income or fees, loss (gain) on sale of a business and/or other property and equipment, certain costs incurred on growth initiatives, and significant planned maintenance/turnaround costs. We historically have performed turnaround activities on an annual basis; however, we have moved towards extending turnarounds to a two or three-year cycle. Rather than being capitalized and amortized over the period of benefit, our accounting policy is to recognize the costs as incurred. Given these turnarounds are essentially investments that provide benefits over multiple years, they are not reflective of our operating performance in a given year.

We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. In addition, we believe that certain investors consider adjusted EBITDA as more meaningful to further assess our performance. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items.

EBITDA and adjusted EBITDA have limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA and adjusted EBITDA for the periods indicated.

Non-GAAP Reconciliations (continued)

LSB Consolidated ($ In Thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$16,347	$7,115	$29,843	$8,481
Plus:
Interest expense and interest income, net	4,925	5,977	15,829	18,616
Loss on extinguishment of debt	—	—	—	59
Depreciation and amortization	22,330	19,423	65,195	60,257
Provision for income taxes	5,543	2,536	1,496	3,337
EBITDA	49,145	$35,051	112,363	$90,750

Stock-based compensation	2,543	1,719	10,210	5,539
Restructuring costs	—	1,063	—	1,063
Legal Fees & Settlements - Specific Matters	1,449	485	2,158	949
Loss on disposal or write down of assets	2,896	433	3,826	3,033
Turnaround costs	6,269	1,087	38,964	5,722
Growth Initiatives	—	263	—	406
Adjusted EBITDA	$62,302	$40,101	$167,521	$107,462

Ammonia, AN, Nitric Acid, UAN Sales Price Reconciliation

The following table provides a reconciliation of total identified net sales as reported under GAAP in our consolidated financial statements reconciled to netback sales which is calculated as net sales less freight and other non-netback costs. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,
	2026	2025
	(In Thousands)
Ammonia, AN, Nitric Acid, UAN net sales	$146,332	$146,017

Less freight and other	14,984	17,690

Ammonia, AN, Nitric Acid, UAN netback sales	$131,348	$128,327